UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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BLACKROCK CAPITAL INVESTMENT CORPORATION

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BlackRock Capital Investment Corporation Reports Financial Results for the Quarter and Year Ended December 31, 2019, Declares Quarterly Distribution of $0.14 per Share

•	GAAP Net Investment Income (“NII”) of $0.14 per share providing fourth quarter distribution coverage of 100%.
•	Net Asset Value (“NAV”) per share decreased 2.5% or $0.16 per share to $6.33 per share on a quarter-over-quarter basis, primarily due to net unrealized depreciation on certain legacy assets.
•

Net leverage of 0.70x was up from 0.61x in comparison to the previous quarter, driven by net new investment deployment. Total liquidity for portfolio company investments, including cash, was approximately $187 million, subject to leverage and borrowing base restrictions.

New York, March 4, 2020 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.14 per share, payable on April 7, 2020 to stockholders of record at the close of business on March 17, 2020.

“During 2019, we demonstrated significant progress towards achieving our stated strategy of re-shaping the portfolio to optimize NII and provide a stable stream of income with reduced volatility. This included a meaningful increase in income-producing senior secured investments accompanied with a reduction in non-core assets,” commented James E. Keenan, Chairman and Interim CEO of the Company.

“Specifically, the origination and portfolio composition metrics over the course of 2019 include:

•	Gross deployments of approximately $304 million included first or second lien loans to 25 new portfolio companies
•	Number of portfolio companies increased from 27 to 47
•	First lien investments increased from 24% of the portfolio by FMV to 34%
•	First and second lien (i.e. secured) investments increased from 47% of the portfolio by FMV to 57%
•	Net Leverage ratio: increased from 0.36x to 0.70x

“In the fourth quarter, the Company had gross and net deployments of $73.0 million and $34.9 million, respectively. These deployments were made across five new portfolio companies and four add-on investments. Our deployment activity during the quarter drove net leverage to 0.70x compared to 0.61x as of the previous quarter, moving us closer towards our targeted leverage levels.

“In addition, we demonstrated further progress on exiting our legacy non-earning equity exposure through a partial redemption of approximately 22% of our previous holding in Advantage Insurance Inc.’s preferred stock. The non-core legacy portfolio reduced to 16% of the total portfolio by fair market value at December 31, 2019, compared to 18% and 33% at September 30, 2019 and December 31, 2018, respectively. The fourth quarter net unrealized and realized losses of $11.2 million (or $0.16 per share) was predominantly driven by the non-core legacy investments in AGY Holding Corporation. We remain committed to creating additional exits in the non-core portfolio and redeploying that capital into core income producing, secured assets.”

Financial Highlights

	Q4 2019		Q3 2019		Q4 2018
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$9.6	$0.14	$9.6	$0.14	$11.8	$0.17
Net realized and unrealized gains/(losses)	$(11.2)	$(0.16)	$(22.3)	$(0.32)	$(46.4)	$(0.66)
Deferred taxes	—	—	—	—	$2.2	$0.03
Basic earnings/(losses)	$(1.6)	$(0.02)	$(12.7)	$(0.18)	$(32.4)	$(0.46)
Distributions declared	$9.6	$0.14	$9.6	$0.14	$12.6	$0.18
Net Investment Income/(loss), as adjusted[1]	$9.6	$0.14	$9.6	$0.14	$11.8	$0.17
Basic earnings/(losses), as adjusted[1]	$(1.6)	$(0.02)	$(12.7)	$(0.18)	$(32.4)	$(0.46)

2019 Totals			2018 Totals
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$41.9	$0.61	$47.4	$0.66
Net realized and unrealized gains/(losses)	$(48.8)	$(0.71)	$(56.6)	$(0.79)
Basic earnings/(losses)	$(6.9)	$(0.10)	$(9.2)	$(0.13)
Distributions declared	$44.1	$0.64	$51.3	$0.72
Net Investment Income/(loss), as adjusted[1]	$41.9	$0.61	$47.4	$0.66
Basic earnings/(losses), as adjusted[1]	$(6.9)	$(0.10)	$(9.2)	$(0.13)

($'s in millions, except per share data)	As of December 31, 2019		As of September 30, 2019	As of December 31, 2018

Total assets	$774.1		$742.7	$693.6
Investment portfolio, at fair market value	$749.9		$725.9	$671.7
Debt outstanding	$313.6		$276.1	$186.4
Total net assets	$435.6		$446.8	$487.0
Net asset value per share	$6.33		$6.49	$7.07
Net leverage ratio[2]	0.70x		0.61x	0.36x

______________________________________________

1  Non-GAAP basis financial measure. See Supplemental Information on page 8.

2 Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

On October 29, 2019, the Company’s Board of Directors approved the application of the modified asset coverage requirement set forth in Section 61(a)(2) of the Investment Company Act, as amended by the Small Business Credit Availability Act (“SBCAA”). As a result, effective on October 29, 2020 (unless the Company receives earlier stockholder approval), the Company’s asset coverage requirement will be reduced from 200% to 150% (in other words, regulatory cap on maximum leverage would increase from 1.00x to 2.00x). Additionally, the Company intends to seek stockholder approval to reduce the minimum asset coverage ratio of 150%, to become effective the date after the annual meeting of stockholders, to be held on May 1, 2020. If such stockholder approval is obtained, the reduced ratio shall become effective on the day after the annual meeting. Simultaneous with the 150% minimum asset coverage ratio becoming effective, our management fee and incentive fees will be reduced as follow: (i) our management fee will be reduced from 1.75% of our total assets to 1.50% of our total assets, provided that the rate will be further reduced to 1.00% on assets that exceed 200% of our net asset value; (ii) our incentive fee based on net investment income will be reduced from 20% over a 7% hurdle to 17.5% over a 7% hurdle; and (iii) our incentive fee based on net capital gains will be reduced from 20% to 17.5%. The Company expects that it would incrementally increase leverage to a range from 0.95x to 1.25x debt-to-equity. The Company will file a proxy statement relating to its 2020 annual meeting of stockholders within 120 days after December 31, 2019.

•

The non-core legacy asset book comprised 16% of our total portfolio by fair market value as of December 31, 2019, an improvement from 18% at the end of the prior quarter and 33% at the end of the prior year. This includes 13% in income-producing investments, 1% in non-earning equities and 2% in non-accrual investments by fair market value. Our investments in AGY Holding, Sur La Table and Red Apple comprise 61% of the non-core book by fair market value.

•

Under our existing share repurchase program, during the fourth quarter of 2019, no shares were repurchased. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totals approximately 7.3 million shares for $50.4 million, representing 80.4% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through December 31, 2019, we have purchased approximately 9.0 million shares at an average price of $6.94 per share, including brokerage commissions, for a total of $62.7 million. On October 29, 2019, the Company’s Board of Directors renewed the authorization for the Company to purchase up to a total of 5,000,000 shares, effective until the earlier of November 3, 2020 or such time that all of the authorized shares have been repurchased. As of December 31, 2019, 5,000,000 shares remained authorized for repurchase.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018

Investment deployments	$73.0	$32.0	$303.5	$308.6
Investment exits	$38.1	$94.7	$176.7	$338.4
Number of portfolio company investments at the end of period	47	27	47	27
Weighted average yield of debt and income producing equity securities, oat fair market value	10.9%	11.5%	10.9%	11.5%
% of Portfolio invested in Secured debt, at fair market value	57%	47%	57%	47%
% of Portfolio invested in Unsecured debt, at fair market value	22%	23%	22%	23%
% of Portfolio invested in Equity, at fair market value	21%	30%	21%	30%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$21.9	$34.1	$21.9	$34.1

*Balance sheet amounts above are as of period end

•	We deployed $73.0 million during the quarter while exits of investments totaled $38.1 million, resulting in a $34.9 million net increase in our portfolio due to investment activity.
▪	Our deployments consisted of five new portfolio companies and four investments into existing portfolio companies, which primarily consisted of the following:

New Portfolio Companies

▪	$11.9 million funded L + 9.00% second lien term loan to Cambrex Corporation, a pharmaceutical contract development and manufacturing organization;
▪	$9.1 million funded L + 7.75% first lien term loan to Barri Financial Group, LLC, a consumer finance company primarily serving the Hispanic community;
▪	$7.5 million funded L + 7.50% first lien term loan to One Sky Flight, LLC, a private aviation company;
▪	$2.4 million funded L + 8.00% first lien term loan to Marketlive, LLC et al., a provider of cloud commerce solutions; and
▪

$1.6 million funded L + 6.50% first lien term loan (with two unfunded delayed draw term loans of $0.5 million and $0.4 million, respectively) to Kellermeyer Bergensons Services, LLC, a professional janitorial services company;

Incremental Investments

▪	$36.4 million of incremental L + 11.00% unsecured debt to Gordon Brothers Finance Company (“GBFC unsecured debt”) to fund portfolio growth.

▪	Our repayments were primarily concentrated in one portfolio company exit, three partial repayments, and a partial redemption of one of our non-core legacy positions:
▪	$6.4 million repayment of Construction Supply Acquisition LLC, first lien term loan;
▪	$16.9 million partial repayment of GBFC unsecured debt;
▪	$4.3 million partial repayment of Juul Labs, Inc., first lien term loan;
▪	$4.1 million partial repayment of First Boston Construction Holdings, LLC, which consisted of $3.3 million in subordinated debt and $0.8 million in LLC units; and
▪	$1.6 million partial redemption of our preferred stock investment in Advantage Insurance Inc, a non-core legacy position.
•

Our $96.3 million equity investment in BCIC Senior Loan Partners (“SLP”) generated a yield of greater than 11% in 2019. Total committed capital and outstanding investments, at par, amounted to $271.2 million and $268.6 million, respectively, to 22 borrowers. During the fourth quarter, SLP’s exits and repayments were approximately $22.3 million, which primarily consisted of exits to our investments in NSM Sub Holdings Corp. and F.M.I. Intermediate Holdings, LLC, and one partial repayment from AP Exhaust Acquisition, LLC.

•

As of December 31, 2019, there were four non-accrual investment positions, representing approximately 2.4% and 6.9% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 1.6% and 7.1% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2018. Our average internal investment rating at fair market value at December 31, 2019 was 1.39 as compared to 1.38 as of the prior quarter end.

•	During the quarter ended December 31, 2019, net realized and unrealized losses were $11.2 million, primarily due to depreciation in portfolio valuations during the quarter.

Fourth Quarter Financial Updates

•	NII was $9.6 million, or $0.14 per share, for the three months ended December 31, 2019. Relative to distributions declared of $0.14 per share, our NII distribution coverage was 100% for the quarter.
•

For the quarter ended December 31, 2019, we incurred base management fees of $3.3 million, and incentive management fees based on income of $2.1 million, of which our advisor has voluntarily and partially waived incentive fees of $1.1 million, resulting in net incentive fees of $1.0 million for the period. The payment of the $1.0 million net incentive fees based on income was deferred pursuant to our investment management agreement. Including this voluntary partial waiver, $23.4 million of incentive management fees have been waived on a cumulative basis since March 2017. For incentive management fees based on gains, there was no accrual or payment as of December 31, 2019.

•

Tax characteristics of all 2019 distributions were reported to stockholders on Form 1099 after the end of the calendar year.  Our 2019 distributions of $0.64 per share were comprised of $0.63 per share from various sources of income and $0.01 per share of return of capital.  Our return of capital distributions totaled $1.99 per share from inception to December 31, 2019.  At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2019.

Liquidity and Capital Resources

•

At December 31, 2019, we had $14.7 million in cash and cash equivalents and $172.6 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $187.3 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.70x at quarter-end, and our 235% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $112.1 million.  Further, as of quarter-end, approximately 80% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 5, 2020, to discuss its fourth quarter 2019 financial results.  All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 458-4121, or from outside the United States, +1(720) 543-0206, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 2629138).  A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 5, 2020 and ending at 1:00 p.m. on Thursday, March 19, 2020.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 2629138.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2019	December 31, 2018
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $389,156,775 and $233,331,450)	$377,136,394	$200,569,644
Non-controlled, affiliated investments (cost of $65,825,475 and $130,892,674)	22,473,524	111,727,234
Controlled investments (cost of $400,561,551 and $388,870,375)	350,249,163	359,356,068
Total investments at fair value (cost of $855,543,801 and $753,094,499)	749,859,081	671,652,946
Cash and cash equivalents	14,678,878	13,497,320
Receivable for investments sold	1,871,435	1,691,077
Interest, dividends and fees receivable	5,708,324	4,084,001
Prepaid expenses and other assets	1,945,709	2,707,036
Total Assets	$774,063,427	$693,632,380
Liabilities
Debt (net of deferred financing costs of $2,298,004 and $3,227,965)	$313,569,694	$186,397,728
Interest and credit facility fees payable	757,472	722,841
Distributions payable	9,637,075	12,552,212
Base management fees payable	3,251,194	3,494,520
Incentive management fees payable	1,849,597	—
Payable for investments purchased	7,312,500	989,460
Accrued administrative services	372,407	376,507
Other accrued expenses and payables	1,704,507	2,078,958
Total Liabilities	338,454,446	206,612,226
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,861,287 and 77,861,287 issued and 68,836,255 and 68,921,798 outstanding	77,861	77,861
Paid-in capital in excess of par	849,240,398	853,248,794
Distributable earnings (losses)	(351,040,023)	(304,106,473)
Treasury stock at cost, 9,025,032 and 8,939,489 shares held	(62,669,255)	(62,200,028)
Total Net Assets	435,608,981	487,020,154
Total Liabilities and Net Assets	$774,063,427	$693,632,380
Net Asset Value Per Share	$6.33	$7.07

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended December 31, 2019 (Unaudited)	Three Months Ended December 31, 2018 (Unaudited)	Year Ended December 31, 2019	Year Ended December 31, 2018
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$8,370,290	$6,458,180	$29,292,857	$28,138,255
PIK interest income	1,226,151	231,517	2,085,016	516,904
Fee income	89,829	366,042	1,444,113	1,428,852
Total investment income from non-controlled, non-affiliated investments	9,686,270	7,055,739	32,821,986	30,084,011
Non-controlled, affiliated investments:
Cash interest income	128,895	1,937,189	3,493,487	9,401,715
PIK interest income	116,575	374,151	245,197	1,784,118
PIK dividend income	—	254,555	220,480	827,934
Fee income	1,451	—	3,055	35,000
Total investment income from non-controlled, affiliated investments	246,921	2,565,895	3,962,219	12,048,767
Controlled investments:
Cash interest income	5,105,807	7,064,876	22,832,830	24,490,257
PIK interest income	759,254	—	2,776,671	1,474,466
Cash dividend income	3,389,999	3,968,845	15,562,959	14,264,703
PIK dividend income	—	—	—	731,516
Fee income	3,186	13,855	131,485	725,643
Total investment income from controlled investments	9,258,246	11,047,576	41,303,945	41,686,585
Other income	—	48,231	30,371	48,231
Total investment income	19,191,437	20,717,441	78,118,521	83,867,594
Expenses:
Base management fees	3,251,193	3,494,520	12,425,101	14,138,788
Incentive management fees	2,122,796	2,356,899	8,751,521	8,510,866
Interest and credit facility fees	4,091,942	3,786,153	15,558,648	15,228,062
Professional fees	309,728	864,500	2,093,064	2,428,850
Administrative services	372,407	376,507	1,403,419	1,702,723
Director fees	176,500	181,000	729,750	727,000
Investment advisor expenses	87,500	87,500	350,000	350,000
Other	288,190	142,768	1,800,932	1,860,696
Total expenses, before incentive management fee waiver	10,700,256	11,289,847	43,112,435	44,946,985
Incentive management fee waiver	(1,145,894)	(2,356,899)	(6,901,924)	(8,510,866)
Expenses, net of incentive management fee waiver	9,554,362	8,932,948	36,210,511	36,436,119
Net Investment Income	9,637,075	11,784,493	41,908,010	47,431,475

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(264,342)	3,237	(23,660,181)	(46,104,588)
Non-controlled, affiliated investments	(879,673)	28,550,295	(1,225,060)	28,550,295
Controlled investments	—	375,000	—	(28,384,662)
Net realized gain (loss)	(1,144,015)	28,928,532	(24,885,241)	(45,938,955)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	953,491	(6,923,226)	21,084,787	17,493,755
Non-controlled, affiliated investments	(1,733,802)	(52,063,236)	(24,529,889)	(35,110,643)
Controlled investments	(9,423,322)	(16,012,774)	(20,798,389)	7,527,453
Foreign currency translation	136,690	(356,834)	333,982	(565,247)
Net change in unrealized appreciation (depreciation)	(10,066,943)	(75,356,070)	(23,909,509)	(10,654,682)
Deferred Taxes	—	2,220,156	—	—
Net realized and unrealized gain (loss)	(11,210,958)	(44,207,382)	(48,794,750)	(56,593,637)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(1,573,883)	$(32,422,889)	$(6,886,740)	$(9,162,162)
Net Investment Income Per Share—basic	$0.14	$0.17	$0.61	$0.66
Earnings (Loss) Per Share—basic	$(0.02)	$(0.46)	$(0.10)	$(0.13)
Average Shares Outstanding—basic	68,836,255	69,835,855	68,836,590	71,373,570
Net Investment Income Per Share—diluted	$0.14	$0.16	$0.59	$0.64
Earnings (Loss) Per Share—diluted	$(0.02)	$(0.46)	$(0.10)	$(0.13)
Average Shares Outstanding—diluted	85,829,992	86,829,592	85,830,326	88,367,307
Distributions Declared Per Share	$0.14	$0.18	$0.64	$0.72

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA has agreed to honor such waiver. For the period July 1, 2019, through December 31, 2019, BCIA has voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
GAAP Basis:
Net Investment Income	$9,637,075	$11,784,493	$41,908,010	$47,431,475
Net Investment Income per share	0.14	0.17	0.61	0.66
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	$976,902	—	$1,849,597	—
Pre-Incentive Fee[1]:
Net Investment Income	$10,613,977	$11,784,493	$43,757,607	$47,431,475
Net Investment Income per share	0.15	0.17	0.64	0.66
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	$(976,902)	—	$(1,849,597)	—
As Adjusted[2]:
Net Investment Income	$9,637,075	$11,784,493	$41,908,010	$47,431,475
Net Investment Income per share	0.14	0.17	0.61	0.66

Note:  The NII amounts for the three months and year ended December 31, 2019 are net of incentive management fees based on income and an incentive management fee waiver in the amounts of $1,145,894 and $6,901,924, respectively. Additionally, please note that the NII amounts for the three months and year ended December 31, 2018 are net of incentive management fees based on income and an incentive management fee waiver in the amounts of $2,356,899 and $8,510,866, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees.  Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income.  Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters.  After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time.  Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com.  The information contained on our website is not a part of this press release.